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                                                                       EXHIBIT 5


_______, 2000

Lafayette Community Bancorp
316 Ferry Street
Lafayette, Indiana 47902

Ladies and Gentlemen:

         We have represented Lafayette Company Bancorp (the"Company"), in connection with its proposed issuance of up to 1,200,000 shares of Common Stock, no par value (the "Common Stock"), registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

         We are familiar with the corporate proceedings of the Company and have examined and relied upon the forms of the agreements filed with the Commission as exhibits to the Registration Statement. In addition, we have examined such corporate records of the Company and such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on the foregoing, we are of the opinion that: the Common Stock is duly authorized and, when issued pursuant to the Registration Statement and when the full consideration specified in the Registration Statement has been received, will be validly issued, fully paid and nonassessable.


         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                           Very truly yours,


                           /s/ KRIEG DEVAULT ALEXANDER & CAPEHART, LLP